EXHIBIT 10.32

The Coca-Cola Company
Coca-Cola North America Division

March 11, 2002

Mr. John R. Alm
President and Chief Operating Officer
Coca-Cola Enterprises Inc.
P. O. Box 1778
Atlanta, Georgia 30301

Dear John:

This letter agreement (“Agreement”) concerns the introduction of various products of The Coca-Cola Company, acting by and through its Coca-Cola North America Division (the “Company”) by Coca-Cola Enterprises Inc. and its bottling affiliates and subsidiaries (“CCE”) in the former Herb bottling territories identified on Exhibit A attached hereto (the “Territories”), according to the following terms:

As soon as reasonably possible, with an agreed target date of February 1, 2002, CCE will introduce: (1) Minute Maid Orange soda in the Territories where it currently distributes orange flavored soft drink(s); (2) Fanta or Minute Maid fruit-flavored soft drinks in the Territories where it currently distributes grape, strawberry or Tahitian fruit flavored soft drinks; (3) Minute Maid Fruit Punch in the Territories where it currently distributes fruit punch beverages; and (4) Minute Maid Lemonade in the Territories where it currently distributes a lemonade beverage. In addition, to the extent not precluded by any preexisting legally binding agreement, CCE agrees to consider in good faith the introduction, as soon as reasonably possible in the Territories where it currently distributes a mixer line, of any line of mixers offered by Company in the future under trademarks licensed to or owned by Company (“Company Mixers”). (All Minute Maid brands, Fanta and Company Mixers are herein referred to collectively as the “Beverages”). CCE agrees to execute new or amended standard bottling and distribution agreements (“Bottling Agreements”) for the Beverages covering all of the Territories that provide for the continued marketing of these brands as CCE’s exclusive lines of soft drink flavors, lemonade, fruit punch, and, to the extent applicable, mixers, with an initial 15-year term with renewable ten-year terms.

All funding set forth herein is contingent on (1) the introduction of the Beverages in applicable Territories as CCE’s sole brands in applicable beverage categories or segments; and (2) the joint development of and agreement on marketing programs (including merchandising standards) covering the introduction and continued marketing of these brands as CCE’s exclusive lines of soft drink flavors, lemonade, fruit punch, and, if applicable, mixers, in the Territories.

In consideration of the foregoing, Company will pay CCE One Hundred Twelve Million Dollars ($112,000,000) (“Payment”) to compensate CCE for the marketing efforts of the Beverages in the Territories in the years paid, payable in nine installments. The first installment, in the amount of $3,000,000, will be payable on or before March 15, 2002, the second through eighth installments, each in the amount of $14,000,000, will be payable on or before June 30 of the years 2002 through 2008, and the final installment in the amount of $11,000,000, will be paid no later than June 30, 2009; provided, in all instances, that CCE is in compliance with the material terms and conditions of this letter Agreement and the Bottling Agreements. It is understood and agreed that CCE’s marketing efforts with respect to the Beverages occur throughout the year. It is further understood and agreed that the installments are earned evenly over each of the applicable years 2002 through 2009, and not over the full term of the Bottling Agreements. Amounts earned are not refundable.

Coca-Cola Enterprises Inc.
March 11, 2002

The Payment is in lieu of all other marketing funding for the Beverages, and will be the exclusive bottle/can marketing funding for Minute Maid and Fanta soft drink flavors, lemonade, fruit punch, and, to the extent applicable, mixers in the Territories through December 31, 2009; provided, however, that the Payment is in addition to any funding earned by CCE with respect to the Beverages in the Territories under separate SMF, Growth Initiative or similar programs. Local market fountain conversions to the Beverages will not be eligible for fountain conversion programs.

The purpose of the Payments is to support mutually agreed marketing plans for all of the Territories. No funding for the Beverages, including any portion of the Payment, will be paid to CCE prior to approval of mutually agreed initial written marketing plans covering the introduction and sustaining support of the Beverages. Marketing plans for the Beverages for 2002 and thereafter will be incorporated in the annual business plans jointly developed for the Territories for all Company brands.

CCE represents and warrants that, to the best of its knowledge, nothing in any of its current license or other agreements that apply to the Territories is inconsistent with any of its commitments as specified herein, and will not impede CCE’s ability to perform in accordance with the terms of this Agreement or the Bottling Agreements, except for Company mixers, and CCE agrees that it will not enter into any future agreement which is inconsistent with the commitments specified herein or would impede its ability to perform in accordance with this Agreement or the Bottling Agreements.

This Agreement is terminable by either party only upon breach by the other party of this Agreement or the Bottling Agreements after a 90-day cure period. If either party terminates this Agreement or any of the Bottling Agreements for any reason with respect to any of the Beverages, CCE agrees that the Company shall not be obligated to make any portion of the installments due under this Agreement after the date of termination, except that Company agrees to pay CCE any earned portion of any such installment due, prorated to the date of termination. CCE agrees to refund any unearned portion of the installments paid for the year during which termination occurs, prorated from the date of termination.

This Agreement shall be binding upon the successors, if any, of the Company and CCE. The Company and CCE agree that the contents of this Agreement are confidential and that neither party may discuss or disclose any of the provisions herein without the express prior written permission of the other party except to the extent required by law.

Please indicate your agreement with the foregoing by executing two copies of this Agreement and returning them to us.

Sin	cerely,
/s/	J. ALEXANDER M. DOUGLAS, JR.
J.	Alexander M. Douglas, Jr.

Pre	sident and Chief Operating Officer
No	rth American Division

Accepted and Agreed to by

COCA-COLA ENTERPRISES INC.

By:  /s/ JOHN R. ALM

Date:  3/13/02

Exhibit A

Territories

Illinois, Niles
Indiana, Bloomington

Indiana, Fort Wayne

Indiana, Portland

Indiana, Richmond

Indiana, Speedway

Indiana, Terre Haute

New York, Horseheads

New York, Rochester

New York, Seneca Falls

Pennsylvania, Charleroi

Pennsylvania, DuBois

Pennsylvania, Ebensburg

Pennsylvania, Greensburg

Pennsylvania, Lewistown

Pennsylvania, Meadville

Pennsylvania, Palmerton

Pennsylvania, Pittston

Pennsylvania, Reading

Wisconsin, Kenosha

Wisconsin, Milwaukee